EXHIBIT 4.4

Form of Stock Option Award Agreement

under the

Annapolis Bancorp, Inc. 2006 Stock Incentive Plan

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

____________________________________

Stock Option Award Agreement

___________________________________

Award No.

You are hereby awarded the following stock option (the “Option”) to purchase Shares of Annapolis Bancorp, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the Annapolis Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached hereto as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1.      Specific Terms. This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Your Name:

Type of Stock Option:	☐	Incentive Stock Option (ISO)[1]
☐	Non-Incentive Stock Option[2]
Number of Shares subject to Option:	________________________
Option Exercise Price per Share:	________________________
Grant Date:	________________________

_________________________

1 If you directly or indirectly own more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of your ISO cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value (100% for any other employee who is receiving ISO awards). Only employees may receive ISOs.

2 The exercise price of a non-ISO must be at least __% of the Fair Market Value of the underlying Shares.

Stock Option Award Agreement

Annapolis Bancorp, Inc.

2006 Stock Incentive Plan

Vesting Schedule:

(Establishes your rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below and to any shareholder approval requirement set forth in the Plan.)

☐	__% on Grant Date.
☐	___% on each of the first __(#) annual (_quarterly/__monthly) anniversary dates of your Continuous Service after the Grant Date.
Reverse Vesting:	☐	Allowed in accordance with Section 6 of the Plan.
	☐	Not allowed.
Lifetime Transfer:	☐	Allowed pursuant to Section 8 below only for Non-Incentive Stock Option.
Expiration Date:	☐	____ years after Grant Date; or
☐	10 years after Grant Date

2.     Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	___% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐	___% vested if your Continuous Service ends due to your retirement at or after you have attained the age of ___ and completed at least ___ full years of Continuous Service;

☐	___% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one-year period following a Change in Control.

3.     Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4.     Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit C. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 6 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

5.     Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report

Stock Option Award Agreement

Annapolis Bancorp, Inc.

2006 Stock Incentive Plan

to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

6.     Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

7.     Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in this Award and any underlying Shares. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8.     Restrictions on Transfer of Awards. If lifetime transfers are allowed for Non-Incentive Stock Options under Section 1, your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.  Notwithstanding the foregoing, you may transfer this Option –

(i)	by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or
(ii)

by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

9.     Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable until the first day of the seventh month following the termination of your Continuous Service.

10.   Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

11.   Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or

Stock Option Award Agreement

Annapolis Bancorp, Inc.

2006 Stock Incentive Plan

by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or home address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is electronically or personally delivered or properly mailed.

12.   Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.   Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

14.   Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15.   Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.   Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.   Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18.   Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

19.   Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment,

Stock Option Award Agreement

Annapolis Bancorp, Inc.

2006 Stock Incentive Plan

service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

20.  Employment Agreement Provision [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT] By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section _____ of your employment agreement with the Company and ________________________, dated as of ______________ _____, 20__.

21.   Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit E are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Exhibit E, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit E, shall cause this Award to become null, void, and unenforcible.

22.     Governing Law. The laws of the State of Maryland shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

ANNAPOLIS BANCORP, INC.

By: ____________________________________
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this                                                                        Award Agreement and the Plan.

By: ______________________________________

Name of Participant: ________________________

Exhibit A

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

____________________________

Plan Document

____________________________

Exhibit B

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

____________________________

Plan Prospectus

____________________________

Exhibit C

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

___________________________________________________

Form of Exercise of Stock Option Award Agreement

___________________________________________________

Annapolis Bancorp, Inc.
Attention:	_______________________
_______________________

Dear Sir or Madam:

The undersigned elects to exercise his/her Incentive Stock Option to purchase _____ shares of Common Stock of Annapolis Bancorp, Inc. (the “Company”) under and pursuant to a Stock Option Agreement dated as of ______________.

1.            ( Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$____________	in cash or check
$____________	in the form of ____ shares of Common Stock,
valued at $___________ per share

$	Total

2.            ( Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:
Address:
Social Security Number

Very truly yours,

Date	Optionee

*The Committee may waive the six months’ requirement in its discretion.

**The Committee must approve this method in writing before your election

EXHIBIT D

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

_________________________________

Designation of Beneficiary

_________________________________

In the event of my death or “Disability” within the meaning of the Annapolis Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”), I hereby designate the following person to be my beneficiary for the Award(s) (within the meaning of the Plan) identified below:

Name of Beneficiary:
Address:

Social Security No.:

This beneficiary designation of mine relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive in the future under the Plan.

☐	the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between me and Annapolis Bancorp, Inc. (the “Company”).

I understand that this beneficiary designation operates to entitle the above-named beneficiary to succeed, in the event of my death, to any and all of my rights under the Award(s) designated above, and shall be effective from the date this form is delivered to the Company until such date as I revoke this designation. A revocation shall occur only if I deliver to an executive officer of the Company either (i) a written revocation of this designation that is signed by me and notarized, or (ii) a designation of death beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:
Your Signature:
Your Name (printed):

Sworn to before me this

____ day of ____________, 200_

__________________________

Notary Public

County of	_________________
State of	_________________

EXHIBIT E

ANNAPOLIS BANCORP, INC.

2006 STOCK INCENTIVE PLAN

_________________________________

Long-Term Consideration and

Company Recovery for Breach

_________________________________

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its _________[include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)           Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b)           Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c)           Non-Solicitation of Customers. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s customers. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish

EXHIBIT E

any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending two (2) years after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e)           Non-Competition. <IF DESIRED, PHJW TO CUSTOMIZE TO CONFORM WITH APPLICABLE LAW.>

(f)            Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation [and non-competition] shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;
(ii)	recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;
(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)          Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.